Exhibit 5.1

April 12, 2017

Innovus Pharmaceuticals, Inc.
9171 Towne Centre Drive
Suite 440
San Diego, CA 92122

Ladies and Gentlemen:

    I am the Executive Vice President, Corporate Development and General Counsel of Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 5,663,199 shares of Innovus Pharmaceuticals, Inc. common stock, $0.001 par value (the “Shares”) for issuance in accordance with the terms of the Amended and Restated 2016 Equity Incentive Plan (the “Plan”).

    In connection with the foregoing, I or attorneys under my supervision have examined the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company, the Plan, a written consent duly adopted by the Board of Directors of the Company relating to the Plan, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I or attorneys under my supervision have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. As to certain factual matters relevant to this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing I am of the opinion that, when issued in accordance with the provisions of the Plan, the Shares will be legally issued, fully paid and non-assessable.

    My opinion is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the State of Nevada. I am not admitted to the practice of law in the State of Nevada. My opinion is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that, within my capacity as General Counsel of the Company, I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

           Very truly yours,

/s/ Randy Berholtz

Randy Berholtz

Executive Vice President, Corporate Development and General Counsel